UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RADYNE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RADYNE CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2007

To Our Stockholders:

The 2007 Annual Meeting of Stockholders of Radyne Corporation will be held at the office of the Company at 3138 East Elwood Street, Phoenix, Arizona, 85034 on May 30, 2007, beginning at 2:00 p.m. local time. The annual meeting is being held for the following purposes:

1.	To elect seven Directors, each for a term of one year;

2.	To approve the 2007 Stock Incentive Plan; and

3.	To transact such other business that may properly come before the meeting.

Stockholders of record at the close of business on April 24, 2007, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Your vote is very important. In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it to us in the enclosed postage-paid envelope or via facsimile to (602) 437-4811. You may also vote your shares via the Internet or by calling the 800-number listed on your proxy card.

By Order of the Board of Directors

/s/ CARL MYRON WAGNER
Carl Myron Wagner
Chief Executive Officer

April 24, 2007

Phoenix, Arizona

IMPORTANT NOTICE

PLEASE VOTE YOUR SHARES PROMPTLY

RADYNE CORPORATION

3138 East Elwood Street

PHOENIX, ARIZONA 85034

(602) 437-9620

PROXY STATEMENT

This Proxy Statement relates to the 2007 Annual Meeting of Stockholders to be held on May 30, 2007, at 2:00 p.m. local time, at the office of Radyne Corporation (the “Company”) located at 3138 East Elwood Street, Phoenix, Arizona 85034 or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by your Board of Directors (the “Board”). The proxy materials relating to the annual meeting are first being mailed to stockholders entitled to vote at the meeting on or about May 2, 2007.

Delivery of Documents to Stockholders Sharing an Address

Only one Proxy Statement will be delivered to multiple stockholders who share an address unless the stockholders have previously provided the Company with contrary instructions. Upon written or oral request, the Company will promptly deliver separate copies of the Proxy Statement to multiple stockholders at a shared address. A stockholder who wishes to receive a separate copy of the Proxy Statement, now or in the future, should submit this request in writing to the Company, Attention: Corporate Secretary, 3138 East Elwood Street, Phoenix, Arizona, 85034 or by calling (602) 437-9620. Stockholders sharing an address who are receiving multiple copies of proxy materials, and who wish to receive a single copy of such materials in the future, will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all stockholders at the shared address in the future.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of seven Directors and approval of the 2007 Stock Incentive Plan. In addition, management will report on our progress during 2007 and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 24, 2007, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. At the close of business on April 24, 2007, there were issued and outstanding 18,388,451 shares of our common stock, which are entitled to cast 18,388,451 votes at the annual meeting.

Who may attend the meeting?

All stockholders as of the record date or their duly appointed proxies may attend the meeting.

How do I vote?

If you were a holder of record of the Company’s shares of common stock as of April 24, 2007, you can vote in one of four ways:

•	Vote by Internet – follow the instructions on the Internet at: https://www.proxyvotenow.com/radn, but in no event later than 3:00 a.m. (EST), May 30, 2007; or

•	Vote by phone – call toll-free 1-866-233-5380, but in no event later than 3:00 a.m. (EST), May 30, 2007 ; or

•	Vote by proxy card – mark, sign, and date your proxy card and return it promptly, but in no event later than May 25, 2007; or

•	Vote in person – if you attend the meeting, you may deliver your completed proxy card in person or vote in person by completing the ballot form that will be provided.

What if I vote and then change my mind?

You may revoke your proxy at any time before it is exercised by:

•	Filing with our Corporate Secretary a notice of revocation; or

•	Sending in another duly executed proxy bearing a later date; or

•	Attending the meeting and casting your vote in person.

Your last vote will be the vote that is counted.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with a description of each proposal in this Proxy Statement. The Board recommends a vote FOR election of the nominated slate of Directors and FOR approval of the 2007 Stock Incentive Plan.

With respect to any other matter that properly comes before the meeting, the proxyholders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares on the record date will constitute a quorum, permitting us to conduct our business at the annual meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each item?

Election of Directors. Election of a Director requires affirmative votes of the holders of a plurality of the shares present in person, or represented by proxy, and entitled to vote at the annual meeting, provided a quorum is present. The seven persons receiving the greatest number of votes will be elected as Directors. Since only affirmative votes count for this purpose, a properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Effect of Broker Non-Votes. If your shares are held by your broker in “street name,” you will receive a voting instruction form from your broker or the broker’s agent, asking you how your shares should be voted. Please complete the form and return it in the envelope provided by the broker or agent. No postage is necessary if mailed in the United States. If you do not instruct your broker how to vote, your broker may vote your shares at its discretion or, on some matters, may not be permitted to exercise voting discretion. Votes that could have been cast on the matter in question if the brokers had received their customers’ instructions but did not, and as to which the broker has notified us on a proxy form in accordance with industry practice or has otherwise advised us that it lacks voting authority, are referred to as “broker non-votes.” Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

GOVERNANCE OF THE COMPANY

The Board believes that it is necessary that a majority of the Board be comprised of “independent” Directors as set forth in Rules 4200 and 4350 of the NASDAQ Marketplace Rules (“NASDAQ Rules”). The Board has determined that a majority thereof are “independent” as that term is defined by regulations of the Securities and Exchange Commission (“SEC”) and Rule 4200(a)(15) of the NASDAQ rules.

The current Directors of the Company are:

Name of Director	Age	Title
Dr. C.J. Waylan	65	Director and Chairman of the Board
Dennis W. Elliott	65	Director
Robert C. Fitting	72	Director
William Keiper	56	Director
Yip Loi Lee	63	Director
Dr. James J. Spilker, Jr.,	73	Director
Myron Wagner	51	Director and Chief Executive Officer

The current independent directors include the following: Dr. Waylan, Mr. Elliott, Mr. Keiper, Mr. Lee, and Dr. Spilker. Mr. Elliott is also deemed to be the “audit committee financial expert” in accordance with SEC rules and rules under NASDAQ. See Election of Directors—Proposal No. 1, page 12, for a discussion of the independence of the nominees to the Board.

Are employees of the Company or its subsidiaries paid additional compensation for service as a Director?

No. We do, however, reimburse them for travel and other related expenses.

How are Directors compensated?

As stated above, our policy has been to pay no cash compensation to Directors who are our employees for their service as Directors. Non-employee Directors are paid $30,000 annually for their service. The Board Chairman will receive an additional $20,000, the Audit Committee Chairman will receive an additional $6,500, and the Compensation Committee Chairman will receive an additional $3,500 annually. Members of the Audit Committee will receive an additional $6,000, members of the Compensation Committee will receive an additional $3,500, and members of the Governance and Nominating Committee will receive an additional $2,500, all annually. On September 21, 2006, the Board granted each of Messrs Elliott, Fitting, Keiper, Lee, Spilker, and Waylan options to purchase 10,000 shares of our common stock at $12.40 per share. These options will expire on September 21, 2016. During fiscal year 2006, no other options were granted to the Directors. In 2007, the Board deemed it desirable and in the best interest of the Company to form various special committees and independent committees of the Board. Each non-employee Director who is a member of a special committee or independent committee will receive an additional $2,500 annually. The Company reimburses the Directors for all reasonable expenses incurred for meetings held during the year, including travel.

Directors Compensation 2006

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Dr. C.J. Waylan**	$48,000	$—	$74,906	$—	$—	$5,265	$128,171
Dennis W. Elliott	$44,000	$—	$74,906	$—	$—	$8,991	$127,897
Robert C. Fitting(4)	$9,833	$—	$74,906	$—	$—	$—	$84,739
William Keiper	$10,250	$—	$74,906	$—	$—	$—	$85,156
Yip Loi Lee	$29,000	$—	$74,906	$—	$—	$1,730	$105,636
Michael A. Smith(3)	$6,844	$—	$—	$—	$—	$30	$6,874
Dr. James Spilker, Jr.	$35,500	$—	$74,906	$—	$—	$2,460	$112,866
Myron Wagner(5)	$—	$—	$—	$—	$—	$—	$—

**	Board Chairman
(1)	This column includes annual retainer and meeting fees earned for 2006, regardless of when paid.
(2)	This column includes the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2006 with respect to awards of options (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). The amount described includes the fiscal year compensation cost for awards made in 2006 and in prior years, using the FAS 123R modified prospective transition method. We describe the assumptions made in this valuation in the Form 10-K for the year ended December 31, 2006. These awards are further described in the discussion below. As of December 31, 2006, each director had the following number of options outstanding and exercisable: Dr. Waylan – 50,000, Mr. Elliott – 51,000, Mr. Fitting – 268,964, Mr. Keiper – 10,000, Mr. Lee – 61,000, Dr. Spilker – 20,000, and Mr. Wagner – 75,000.

(3)	Mr. Smith did not stand for re-election at the 2006 Annual Meeting. As of December 31, 2006, Mr. Smith had no outstanding stock option awards.
(4)	Mr. Fitting, the Company’s former Chief Executive Officer, was a Named Executive Officer for 2006 and his compensation is set forth below in the Summary Compensation Table.
(5)	Mr. Wagner, the Company’s current Chief Executive Officer, is a Named Executive Officer and his compensation is set forth below in the Summary Compensation Table. Mr. Wagner did not receive any additional compensation in connection with his service as a Director in 2006.

How often did the Board meet during fiscal year 2006?

The Board met eight times during fiscal year 2006. Attendance by Directors at the meetings of the Board and Board committees on which they served was 100% during 2006. All of our Directors attended last year’s annual meeting of the stockholders.

What committees has the Board established?

The Board has standing Audit, Compensation, and Governance and Nominating Committees.

Name	Compensation Committee	Audit Committee	Governance and Nominating Committee
Dr. C.J. Waylan	X **	X	X**
Dennis W. Elliott	X	X**	X
William Keiper		X
Yip Loi Lee			X
Dr. James J. Spilker, Jr.	X	X

**	Committee Chairs

Compensation Committee. The Compensation Committee met six times during fiscal year 2006. The Compensation Committee reviews the performance of management and will at appropriate times review the structure of management. The Compensation Committee also reviews and approves our compensation policies and administers our 1996 Incentive Stock Option Plan and our 2000 Long Term Incentive Plan. Additionally, the Compensation Committee reviews and makes recommendations to the Board regarding Director compensation. The Compensation Committee also prepares the report of the Compensation Committee, which is included herein on page 28.

In establishing the Company’s current executive compensation, the Compensation Committee considers and reviews benchmark data prepared by the executive officers.

The Compensation Committee operates under a written Compensation Committee Charter established by the Board. This charter is available on our website at http://investors.radn.com and we will provide a printed copy to any stockholder upon request.

Audit Committee. The Audit Committee met 11 times during fiscal year 2006. All members of the Audit Committee attended each of the committee’s meetings. The Audit Committee reviews and approves the scope of the audit performed by our independent auditors as well as our accounting principles and internal accounting controls. The Audit Committee must approve all related party transactions and must pre-approve all services of the independent auditors.

The Audit Committee operates under a written Audit Committee Charter established by the Board. This charter is available on our website at http://investors.radn.com and we will provide a printed copy to any stockholder upon request. The Board has determined that each of the members of the Audit Committee is independent within the meaning of SEC rules and Rule 4200(a)(15) of the NASDAQ Rules. Mr. Elliott is the Chairman of the Audit Committee and has been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules and similar financial sophistication rules under the NASDAQ rules. The report of the Audit Committee is included herein on page 8.

Governance and Nominating Committee. The Governance and Nominating Committee met three times during fiscal year 2006. The Board has determined that although Mr. Lee was not considered independent during 2006, there are exceptional circumstances which merit his membership on the Governance and Nominating Committee. As of mid February 2007, Mr. Lee was defined by SEC regulations and NASDAQ Rule 4200(a)(15) to be an independent Director.

The Governance and Nominating Committee identifies and nominates candidates for membership to the Board of Directors and Chief Executive Officer. All of the nominees recommended for election to the Board at the annual meeting are Directors standing for re-election.

The Governance and Nominating Committee operates under a written Governance and Nominating Committee Charter established by the Board. This charter is available on our website at http://investors.radn.com and we will provide a printed copy to any stockholder upon request. The Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees to serve as Directors. The Governance and Nominating Committee also assesses the current composition of the Board, the balance of management and independent directors and the need for Audit Committee expertise in its evaluation of prospective nominees. If vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee may seek recommendations from current members of the Board, professional search firms, outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. In 2006, we did not pay any fees to any third party to assist in identifying or evaluating potential nominees for the Board.

Special and other committees. In 2007, the Board deemed it desirable and in the best interest of the Company to form various special committees and independent committees to consider certain proposed transactions or business arrangements between the Company and other parties.

Communications with the Board

Although we do not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by writing to us at Radyne Corporation, Attention: Corporate Secretary, 3138 East Elwood Street, Phoenix, Arizona 85034, or by visiting the Company’s website at http://investors.radn.com. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Report of the Audit Committee1

It is the duty of the Audit Committee to provide independent, objective oversight of the Company’s financial reporting process, accounting functions and internal controls. The Audit Committee acts under a written charter that sets forth the audit related functions we are expected to perform. Our audit functions are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and system of internal control structure;

•	Review and appraise the audit efforts of the Company’s independent auditors; and

•	Provide an open avenue of communication among the independent auditors, financial and senior management, and the Board.

We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discuss these matters with the Company’s independent auditors and with appropriate financial personnel. We regularly meet privately with the independent auditors, who have unrestricted access to the Audit Committee. We also recommend to the Board the appointment of the independent auditors and review periodically their performance and independence from management. Toward that end, we have considered whether the non-audit related services provided by the Company’s independent auditors are compatible with their independence. In addition, we review our financing plans and report recommendations to the full Board for approval and to authorize action.

Management of the Company has primary responsibility for its financial statements and the overall reporting process, including its system of internal control structure. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the Company’s financial position, results of operations and cash flows in conformity with generally accepted accounting principles, and discuss with the Company any issues they believe should be raised. Our responsibility is to monitor and review these processes.

It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting and auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent accountants are in fact “independent.”

[1]

Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Report of the Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent we specifically incorporate it by reference.

This year, we reviewed the Company’s audited consolidated financial statements and met with both management and KPMG LLP, the Company’s independent auditors, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have received from and discussed with KPMG LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 89 and No. 90.

Based on these reviews and discussions, we recommended to the Board that the Company’s audited consolidated financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Dennis W. Elliott, Chairman
Dr. C.J. Waylan
Dr. James J. Spilker, Jr.
William Keiper

Code of Ethics

The Company has adopted a code of ethics that applies to all directors, officers and employees of the Company, including the Chief Executive Officer, Chief Financial Officer, Chief Technical Officer, and Corporate Controller. A copy of our code of ethics is available at our website, http://investors.radn.com or will be mailed, at no charge, by writing to us at Radyne Corporation, Attention: Investor Relations, 3138 East Elwood St., Phoenix, Arizona 85034 or by submitting an email to investor@radn.com. If we make any amendment to, or grant any waivers of, a provision of the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller where such amendment or waiver is required to be disclosed under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore on our internet website at http://investors.radn.com.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth, as of March 23, 2007, the ownership of our common stock by (i) each person who is known by us to own of record or beneficially more than 5% of our outstanding Common Stock; (ii) each of our Named Executive Officers; (iii) each of our Directors; and (iv) all of our Directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated subject to applicable community property law.

Name	Shares Deemed to be Beneficially Owned	Options Exercisable within 60 days	Total	Percentage of Class(1)
Directors and Named Executive Officers
C. J. Waylan	10,500	50,000	60,500	*
Dennis W. Elliott	—	51,000	51,000	*
Robert C. Fitting	53,165	268,964	322,129	1.75%
William Keiper	—	10,000	10,000	*
Yip Loi Lee	2,000	61,000	63,000	*
Michael A. Smith(2)	—	—	—	*
James J. Spilker, Jr.	—	20,000	20,000	*
Myron Wagner	20,000	50,000	70,000	*
Brian Duggan	416	307,740	308,156	1.68%
Steven W. Eymann	57,805	303,990	361,795	1.97%
Malcolm C. Persen	4,420	107,002	111,422	*
Walter Wood	149,456	1,250	150,706	*

Total Directors and Named Executive Officers	297,762	1,230,946	1,528,708	8.32%

Certain Beneficial Owners**
Putnam Investment	1,622,766	—	1,622,766	8.83%
Royce & Associates	1,227,280	—	1,227,280	6.68%
Barclays Global Investors NA (CA)	1,013,453	—	1,013,453	5.51%
Discovery Group I LLC	928,427	—	928,427	5.05%

*	Less than one percent.
**	Stockholders holding more than 5% of the Company’s capital stock as of March 23, 2007.
(1)	The numbers and percentages shown include the shares of common stock actually owned as of March 23, 2007, and the shares of common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of March 23, 2007, upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(2)	Michael A. Smith did not stand for reelection at the June 2006 annual meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers and Directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received during the year ended December 31, 2006, we believe that, during such year our executive officers, Directors and ten-percent stockholders complied with all such filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into Change of Control Arrangements with certain of our executive officers. See below under “Executive Officers and Compensation – Change of Control Arrangements.”

PROPOSALS REQUIRING YOUR VOTE

Election of Directors (Proposal No. 1)

General

A board of seven Directors is to be elected at the annual meeting. It is expected that a majority of the common stock will be voted in favor of the seven nominees named below, all of whom are current Directors. If any nominee is unable or declines to serve as a Director, an alternate nominee will be designated by the present Board to fill the vacancy. The term of office for each person elected as a Director will continue until the next annual meeting or until his or her successor has been elected and qualified. The following seven people are our nominees to serve as Directors: (1) Dr. C.J. Waylan; (2) Dennis W. Elliott; (3) Robert C. Fitting; (4) William C. Keiper; (5) Yip Loi Lee; (6) Dr. James J. Spilker, Jr.; and (7) Myron Wagner.

The Board has determined that five of the seven nominees for the Board of Directors are “independent” as that term is defined by SEC regulations and NASDAQ Rule 4200(a)(15). In making this determination, the Board considered transactions and relationships between each Director or his or her immediate family and the Company. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the Director is independent. As a result of this review, the Board affirmatively determined, based on its understanding of such transactions and relationships, that all of the Directors nominated for election at the annual meeting are independent, with the exception of Myron Wagner, our Chief Executive Officer, and Robert C. Fitting, who served as the Company’s former Chief Executive Officer until his retirement in August 2006.

Vote Required

If a quorum is present and voting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors.

The Board of Directors recommends a vote FOR election of each of the Director nominees.

Nominees

The names of the nominees and certain information about them are set forth below:

DR. C.J. WAYLAN has been a Director since February 2000, and currently serves as Chairman of the Board of Directors and as Chairman of the Governance and Nominating and Compensation Committees. Dr. Waylan is also a member of the Audit Committee. He is currently an advisor to several telecommunications and satellite companies. From 1997 to 2006 he served as President and Chief Executive Officer of CCI International, NV. Prior to retiring from GTE Corporation in 1996, Dr. Waylan served as President of GTE Spacenet and Executive Vice President in the GTE wireless group, which included GTE Mobilnet. Dr. Waylan served in the US Navy for twenty years in a number of space and communications-related positions. He has a Bachelors degree from the University of Kansas, and a Master of Electrical Engineering and Ph.D. from the Naval Postgraduate School. He currently serves on the Board of Directors of Globecomm Systems, Inc.

DENNIS W. ELLIOTT has been a Director since October 1998, and is Chairman of the Audit Committee. He is also a member of the Compensation and the Governance and Nominating Committees of the Board of Directors. He is the President of Elliott Communications Co., a technology/marketing/finance consulting concern involved in advising companies on strategy and developing operating ventures in telecommunications, data networking, digital television/HDTV, and multimedia. He has also held executive positions at Pacific Telecom, Inc., RCA American Communications (now SES Americom) and RCA Global Communications. He was the principal financial officer at Pacific Telecom and RCA American Communications. Mr. Elliott holds an M.B.A. from Harvard University, an M.S.E.E. from Stanford University, and a B.S.E.E. from the University of Iowa.

ROBERT C. FITTING has been a Director since March 1995. He served as our President from February 1995 until March 28, 2000, and as our Chief Executive Officer from October 1998 until his retirement in August 2006. His professional career began at Bell Laboratories in 1962 where he spent six years developing innovative communication technologies. Mr. Fitting then joined the Motorola Government Electronics Division where he was an engineering manager. He published more than a dozen technical papers and was awarded a number of patents. He left Motorola in 1978 to build a new company under an agreement with Comtech Telecommunications named Comtech Data Corporation, subsequently known as Fairchild Data Corporation. Mr. Fitting was the General Manager and President of Comtech Data Corporation from 1978 to 1984. He left Comtech to start EFData Corporation. As co-founder, CEO and President of EFData Corporation, Mr. Fitting built the company into a worldwide market leader in satellite communications equipment. While at EFData, Mr. Fitting won the “Arizona Entrepreneur of the Year” award in the manufacturing/high technology category. He retired from EFData in 1994. In 1995, he took over the management of the Company. Mr. Fitting has a Master of Electrical Engineering degree from New York University and a Bachelors degree with distinction from Penn State University.

WILLIAM KEIPER has been a director since September 2006. He is currently the Chief Executive Officer of Hypercom Corporation. Mr. Keiper has over 30 years of business experience, more than 18 of which have been in the management of software, technology and IT product distribution and service organizations. He was Chairman and Chief Executive Officer of Arrange Technology LLC, a software development services outsourcing company, from 2002 to 2005. From 1997 to 2002, he served as a principal in mergers and acquisitions firms serving middle market software and IT services companies. He was Chief Executive Officer of Artisoft, Inc., a then $100 million public networking and communications software company, from 1993 to 1997, and its Chairman from 1995 to 1997. He held several executive positions, including President and Chief Operating Officer, of MicroAge, Inc., an indirect sales-based IT products distribution and services company, from 1986 to 1993, where he was a key executive in helping to profitably drive more than a billion dollar revenue increase over the course of his tenure with the company. He is a former Chairman of the Arizona Technology Association, and was a nominee for Ernst & Young Entrepreneur of the Year. In addition to Hypercom Corporation, he currently serves on the Board of Directors of Hypercom Corporation, Smith Micro Software, Inc. and Zones, Inc. He formerly served on the Boards of JDA Software Group, Inc., and Artisoft Inc. Mr. Keiper has a Bachelor of Science degree in business (finance major) from Eastern Illinois University, a Juris Doctorate degree from Arizona State University, and a Masters degree in International Management from the Thunderbird American Graduate School of International Management.

YIP LOI LEE has been a Director since August 1996, and is a member of the Governance and Nominating Committee. He was Regional Director (America) of Singapore Technologies Pte Ltd from March 1994 until December 1998, and was President of its affiliate, Metheus Corporation, from May 1990 to January 1997. Prior to that time, he held a number of managerial positions with such corporations as Singapore Technologies Pte Ltd, Jurong Industries Ltd, and Morgan Guaranty Trust, and government positions with the Singapore Ministries of Education, Defense, Culture and Home Affairs. Mr. Lee is currently president and Director of WhiteRock2 Management (USA) Inc. He is also a Director of WhiteRock Investments III Ltd, and WhiteRock2 Management Ltd. Mr. Lee holds a Bachelor of Science Degree with honors from the University of Singapore and completed the Advanced Management Program at Harvard Business School, and the commercial banking management program at J.P. Morgan.

DR. JAMES J. SPILKER, JR. has been a Director since August 2005. He is also a member of the Audit and Compensation Committees. Dr. Spilker is co-founder and Executive Chairman of AOSense Corporation, which develops cooled atom technology for precision inertial navigation. He is Professor (Consulting) in the Electrical Engineering and Aeronautics/Astronautics Departments and Co-Founder of the Center for Position, Navigation, and Time at Stanford University. He also was a co-founder and currently serves on the Board of Directors of Rosum Corporation, which designs and markets a location tracking solution. He has been a member of the Board of Advisors of the USC Communications Sciences Institute and Stanford University School of Engineering. He is a member of the National Academy of Engineering, a Life Fellow of IEEE, Fellow of the Institute of Navigation, and Member of the Silicon Valley Hall of Fame. He is the author of Digital Communications by Satellite and a co-author of Global Positioning System; Theory and Application, and Evolution of Modern Communications Security. Dr. Spilker received his Bachelors, Masters, and Ph.D. in Electrical Engineering from Stanford University and completed Executive Management at UCLA Management School.

MYRON WAGNER has been a director since September 2006. Mr. Wagner joined the Company in January 2006 as President and Chief Operating Officer and subsequently was elected Chief Executive Officer in August 2006. Prior to joining the Company, Mr. Wagner was the Vice President and Director of Engineering at General Dynamics C4 Systems, Space and National Systems Division, where he was responsible for all engineering activities of approximately 1100 engineering personnel. Prior to joining General Dynamics in 2004, Mr. Wagner was employed at Motorola Inc, where he held positions of Vice President and Director of the Instant Communications Strategic Business Unit, Vice President and Director of Engineering for a cellular interworking gateway development, President of the Spectrapoint Wireless Division, and Vice President and Director of Engineering for the Teledesic and Celestri projects. Mr. Wagner previously held the position of Vice President of Engineering for the Motorola Government and Space Technologies Group, as well as numerous engineering management and design positions. Mr. Wagner holds an MSEE Degree from Stanford University, and a BSEE degree with honors from the University of Utah.

Approval of the 2007 Stock Incentive Plan (Proposal 2)

General

As we describe in the Compensation Discussion and Analysis, equity-based long-term compensation is an important element of our compensation program. In the past few years, grants of long-term equity incentive awards to eligible individuals have been made under our 2000 Long-Term Incentive Plan, which was approved by our stockholders in June 2000. In early 2007, the Board approved a 2007 Stock Incentive Plan (the “2007 Plan”), subject to stockholder approval at the 2007 Annual Meeting. If stockholder approval is obtained, the 2007 Plan will become effective on the date of its approval (the “Effective Date”).

The 2007 Plan provides for the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance share units, and stock to eligible individuals.

The Board believes that the 2007 Plan will promote the success and enhance the value of the Company by linking the personal interests of participants to those of the Company’s stockholders. The Board also believes that the 2007 Plan will strengthen the Company’s ability to motivate, attract, and retain those individuals upon whom the Company’s success is largely dependent. Further, the plan provides an important tool in the Company’s strategy to grow through acquisition. Equity grants are an attractive feature to employees and management in acquired operations and aligns their interests with Radyne’s shareholders.

A summary of the 2007 Plan’s key provisions is set forth below. This summary is qualified by reference to the full text of the 2007 Plan, which is attached as Appendix A to this Proxy Statement.

Stockholder Protections

The 2007 Plan contains the following features, among others, designed to protect stockholders:

•	all options and stock appreciation rights (“SARs”) are required to be issued at a price that is not less than the underlying stock’s fair market value as of the date of grant;

•	shares of stock issued under all awards, except options and SARs will be counted on a 1.5:1 ratio against shares available under the 2007 Plan;

•	neither the Board nor any committee of the Board may reprice awards or amend the 2007 Plan to permit a repricing without stockholder approval;

•

the exercise of a stock-settled SAR or a net-cashless exercise of an option must reduce the number of shares available to be issued under the 2007 Plan by the entire number of shares subject to that SAR or option, even though a smaller number of shares will be issued upon such an exercise; and

•	shares tendered to pay the exercise price of an option or to satisfy a tax withholding obligation arising in connection with an award will not be available for grant under the 2007 Plan.

Shares Currently Available Under Existing Plans

As of March 31, 2007, 3,239,464 shares had been issued pursuant to options exercised, and 2,333,537 shares have been reserved for issuance (which together represent less than 30% of our total shares outstanding on a fully diluted basis) pursuant to the exercise of equity awards previously granted to our employees or directors under our existing stock incentive plans. As a result, we only have 469,629 shares available for issuance pursuant to the exercise of equity awards to be granted under our existing plans, representing 2.5% of our total shares outstanding on a fully diluted basis, including such potential awards. In the 2006 and 2005 fiscal years, we granted awards to receive 473,500 shares and 671,650 shares, respectively, representing 2.5% and 3.8%, respectively, of our total shares outstanding on a fully diluted basis as of the end of each respective fiscal year. We believe that these grant levels are within guidelines prescribed by shareholder organizations, and are within the range of grants for companies in our industry group. In order to maintain an equity award program adequate to retain existing key employees, induce new hires to join us, and (in the event of acquisitions) align the interests of new employee groups with our existing employees and stockholders, we need the additional shares represented by the 2007 Plan to be available for grant to employees and directors.

Administration

A committee of the Board, consisting of at least two directors, each of whom qualifies as a “non-employee director” as defined in Rule 16b-3(b)(3) of the Exchange Act, and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), will have the exclusive authority to administer the 2007 Plan; provided, however, that the entire Board will have the authority to grant options to non-employee directors. The committee will have the power to determine eligibility to receive an award, the amount and type of award, and the terms and conditions of any award.

Eligibility

Persons eligible to participate in the 2007 Plan include present and future employees and Board members of, and consultants and advisors to, the Company and its subsidiaries, as determined by the committee (or in the case of non-employee directors, the entire Board). Awards made to a prospective member of the Board, employee, officer, consultant, or advisor must specifically provide that no portion of the award will vest, become exercisable, or be issued prior to the date on which the individual begins providing services to the Company or its subsidiaries.

Limitation on Awards and Shares Available

The 2007 Plan authorizes the issuance of up to 1,000,000 shares of the Company’s common stock. Although the 2000 Plan originally reserved 4,000,000 shares, currently only 469,629 shares remain available for award under the 2000 Plan as of March 31, 2006. The number of shares reserved for grant pursuant to the 2007 Plan is subject to adjustment in the event of any merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split, or other distribution with respect to the shares of stock, or any similar corporate transaction or event in respect of the stock. Shares of stock issued in connection with awards other than options and SARs will be counted against the shares available for grant under the 2007 Plan as 1.5 shares for every 1 share issued in connection with the award. Shares of stock issued in connection with the exercise of an option or SAR will be counted against the shares of stock available for grant under the 2007 Plan on a one-for-one basis.

The exercise of a stock-settled SAR or net-cashless exercise of an option (or a portion thereof) will reduce the number of shares of stock available for issuance under the 2007 Plan by the entire number of shares of stock subject to that SAR or option (or applicable portion thereof), even though a smaller number of shares of stock will be issued upon such an exercise. Also, shares of stock tendered to pay the exercise price of an option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an award will not become available for grant or sale under the 2007 Plan. The committee may adopt such other reasonable rules and procedures as it deems to be appropriate for purposes of determining the number of shares of stock that are available for awards under the 2007 Plan.

No more than 500,000 shares of stock may be granted to any one participant during a calendar year. The maximum performance-based award payable to any one participant during a performance period is 500,000 shares of stock or the cash equivalent.

Awards

The following types of incentive awards may be granted under the 2007 Plan: incentive stock options, nonqualified stock options, SARs, restricted stock, restricted stock units, performance shares, performance share units, and stock.

Stock options. The committee may grant incentive stock options and nonqualified stock options under the 2007 Plan. Incentive stock options may be granted only to participants who are employees. The exercise price of all stock options must be at least 100% of the fair market value of the stock on the date that the option is granted. Stock options may be exercised as determined by the committee provided that the term of any option granted under the 2007 Plan may not exceed ten years. The committee will determine the methods by which the exercise price of an option may be paid and the methods by which shares of stock may be delivered to participants. The committee may not reprice options previously granted under the 2007 Plan.

Stock appreciation rights. The committee may grant SARs under the 2007 Plan. An SAR entitles the participant to receive the appreciation on one share of stock from the date of grant to the date of exercise of the SAR. Appreciation is calculated as the excess of (i) the fair market value on the date of exercise over (ii) the base value of the SAR, as determined by the committee, which may not be less than the fair market value of the stock on the date of grant. The terms and conditions of any SAR will be determined by the committee at the time of the grant; provided that the maximum terms for an SAR is 10 years.

Restricted stock. The committee may grant restricted stock under the 2007 Plan. A restricted stock award gives the participant the right to receive a specified number of shares of stock at a price determined by the committee (including zero). Restrictions may limit transferability and subject the stock to a substantial risk of forfeiture until specific conditions or goals are met. During the restriction period, if permitted by the committee, participants holding shares of restricted stock may be entitled to full voting and dividend rights with respect to the restricted shares. The restrictions will lapse in accordance with a schedule or other conditions as determined by the committee. As a general rule, if a participant terminates employment when the stock is subject to restrictions, the participant forfeits the unvested restricted stock. The committee may, in its discretion, waive the restrictions in whole or in part.

Restricted stock units. The committee may grant restricted stock units under the 2007 Plan. A restricted stock unit award gives the participant the right to receive stock, or a cash payment equal to the fair market value of the stock, subject to any vesting or other restrictions the committee deems appropriate. The restrictions will lapse in accordance with a schedule or other conditions as determined by the committee. As a general rule, if a participant terminates employment when the restricted stock units are subject to restrictions, the participant forfeits the unvested restricted stock units. The committee may, in its discretion, waive the restrictions in whole or in part.

Performance share awards. The Committee may grant performance share awards under the 2007 Plan. A performance share award gives the participant the right to receive stock if certain performance criteria or goals are satisfied. Performance may be measured on a specific date or dates or over any period or periods as determined by the committee.

Performance share units. The committee may grant performance share units under the 2007 Plan. A performance share unit gives the participant the right to receive stock or cash in an amount equal to the fair market value of the stock if certain performance criteria or goals are satisfied. Performance may be measured on a specified date or dates or over any period or periods as determined by the committee.

Stock grants. The committee may grant stock awards under the 2007 Plan. A stock grant award gives the participant the right to receive, or the right to purchase at a predetermined price, shares of stock free from vesting restrictions. A stock grant award may be granted or sold as consideration for past services, other consideration, or in lieu of cash compensation due to any participant.

Performance-based awards. Under the 2007 Plan, restricted stock, restricted stock units, performance shares, and performance share units may be designated as performance-based awards. Performance-based pay awards are not subject to the $1,000,000 limitation on deductible compensation pursuant to Section 162(m) of the Code. Performance-based awards are subject to additional requirements, some of which are described below, which are required in order to be treated as “performance-based compensation” under Section 162(m) of the Code. The deductibility of these awards is preserved for federal income tax purposes. Because Section 162(m) of the Code only applies to “covered employees,” as defined in Section 162(m), only covered employees will receive awards that will be classified as performance-based awards.

Pre-established performance criteria must be met before a participant is eligible to receive payment for a performance-based award. Pre-established performance criteria must be based on one or more of the following: net operating income before taxes and extraordinary charges against income; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre- or after-tax net earnings; sales growth; operating earnings; operating cash flow; return on net assets; return on stockholders’ equity; return on assets; return on capital; stock price growth; stockholder returns; gross or net profit margin; earnings per share; price per share of stock; and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. Performance goals may be expressed in terms of overall Company performance or the performance of a division, business unit, plant, or an individual. The Committee has discretion to select the length of the performance period, the type of performance-based awards, and the criteria or goals used to measure the performance.

The performance criteria and other related aspects of the 2007 Plan will be subject to stockholder approval again in 2012 if (as is currently the case) stockholder approval is then required to maintain the tax-deductible nature of performance-based compensation under the 2007 Plan.

Amendment and Termination

The committee, with the Board’s approval, may terminate, amend, or modify the 2007 Plan at any time, except where stockholder approval for an amendment is required by applicable law, regulation, or stock exchange rule. The 2007 Plan may not be amended to permit a repricing of options or SARs without stockholder approval. As a general rule, the committee cannot terminate, amend or modify the 2007 Plan in a way that has a material adverse effect on any participant’s outstanding award without the participant’s consent.

The 2007 Plan will terminate on the tenth anniversary of the Effective Date. In no event may an award be granted under the 2007 Plan on or after the tenth anniversary of the Effective Date. Awards outstanding on the termination date will not be affected by the termination.

Federal Income Tax Consequences

The following is a summary of the principal federal income tax consequences of the 2007 Plan. State, local and foreign income taxes may also be applicable.

With the exception of a stock grant, a participant will not recognize taxable income at the time of grant.

Upon exercise of a nonqualified stock option, the lapse of restrictions on restricted stock, or upon the payment of SARs, restricted stock units, stock grants, performance shares, or performance share units, the participant will recognize ordinary taxable income in an amount equal to the difference between the amount paid for the award, if any, and the fair market value of the stock or amount received on the date of exercise, lapse of restriction, or payment. The Company will be entitled to a concurrent deduction equal to the ordinary income recognized by the participant.

A participant who is granted an incentive stock option will not recognize taxable income at the time of exercise. However, the excess of the stock’s fair market value over the option price could be subject to the alternative minimum tax (assuming the stock received is not subject to a risk of forfeiture and is not transferable). If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will not meet the requirements of the Code and the tax consequences described for nonqualified stock options will apply.

Congress recently enacted Section 409A of the Code, which dramatically changes the tax rules for deferred compensation arrangements. Among other things, Section 409A expands the definition of deferred compensation arrangements to include, for example, below market option grants, certain SARs, restricted stock units, performance shares and performance share units. Upon a violation of Section 409A, a participant must include in ordinary income all deferred compensation, pay interest from the date of the deferral, and pay an additional 20% tax. The 2007 Plan prohibits the committee from taking any action with respect to the operation of the 2007 Plan that would violate Section 409A. Any award agreement subject to Section 409A will include provisions necessary for compliance as determined by the committee. The Company intends that awards granted under the 2007 Plan will comply with the requirements of Section 409A and intends to administer and interpret the 2007 Plan in such a manner.

Change-of-Control

If a change-of-control occurs, all outstanding awards will become vested and fully exercisable and all restrictions on outstanding awards will lapse.

New Plan Benefits

Benefits under the 2007 Plan will depend on the Committee’s actions and the fair market value of common stock at various future dates. Consequently, it is not possible to determine the future benefits that will be received by 2007 Plan participants.

Vote Required

Adoption of the 2007 Plan requires approval by holders of a majority of the outstanding shares of Company stock who are present, or represented, and entitled to vote thereon, at the 2007 Annual Meeting, provided the total votes cast with respect to this proposal represents over fifty percent (50%) of the shares of common stock entitled to vote on the proposal.

The Board of Directors recommends a vote FOR approval of the 2007 Stock Incentive Plan

STOCKHOLDER PROPOSALS AND NOMINATIONS

For the 2007 Annual Meeting no stockholder proposals or nominations were submitted to the Company as of the deadline of March 9, 2007.

If you wish to nominate Directors for election at the 2008 Annual Meeting of Stockholders or to submit a proposal that is not intended to be included in our proxy materials relating to such meeting, our Bylaws require that:

•	You notify the Secretary in writing no later than March 1, 2008, which is 90 days prior to the anniversary date of the 2007 Annual Meeting;

•	Your notice to the Secretary contains the specific information set forth in our Bylaws; and

•	You be a stockholder of record at the time you deliver your notice to the Secretary and be entitled to vote at the meeting of stockholders to which such notice relates.

A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our Amended and Restated Bylaws.

If we do not receive notice of any proposal within the time frame specified by our applicable advance notice provisions of our Amended and Restated Bylaws, our management will use its discretionary authority to vote the shares it represents as the Board may recommend.

All proposals and nominations should be sent to Radyne Corporation, Attention: Corporate Secretary, 3138 East Elwood Street, Phoenix, Arizona 85034.

EXECUTIVE OFFICERS AND COMPENSATION

The Executive Officers

In addition to Myron Wagner, our Chief Executive Officer and a member of our Board of Directors, as described above, our executive management team currently consists of the following personnel.

Name	Age	Position
Steven Eymann	55	Executive Vice President and Chief Technical Officer
Malcolm C. Persen	53	Chief Financial Officer, Vice President of Finance and Secretary
Garry D. Kline	58	Vice President, Corporate Controller and Assistant Secretary
Walter C. Wood	66	President - Xicom Technologies, Inc.
Brian Duggan	65	President and General Manager - Tiernan
Norman Larson	50	Vice President and General Manager - Radyne

STEVEN W. EYMANN has been our Chief Technical Officer since October 1998 and our Executive Vice President since February 1995. His professional career began in 1974 at the Motorola Government Electronics Division, where he was a design engineer, task leader and finally a project leader on a number of developments. In 1981, Mr. Eymann joined Comtech Data Corporation, where he was Director of Product Development. Mr. Eymann was responsible for budget, schedule, and technical aspects of all new product development within Comtech. He left Comtech in 1984 to co-found EFData Corporation. As Vice President of Engineering and co-founder of EFData, Mr. Eymann was responsible for new product development and engineering management in the design and manufacture of high technology military and commercial communications equipment. He developed the Intelsat Data Subsystem including modems and redundancy switches. These pre-eminent designs helped EFData become the leading supplier of satellite modems in the world. In 1993, Mr. Eymann became President of EFData. Mr. Eymann graduated with honors and a Bachelor of Science in Electrical Engineering from the University of Nebraska.

MALCOLM C. PERSEN has been our Chief Financial Officer, Vice President of Finance and Secretary since April 2004. From 2002 until joining the Company, Mr. Persen served as the Chief Financial Officer for DW Acquisitions, a private equity partnership involved in the acquisition and operation of direct-mail and marketing businesses. From June 1999 until July 2002, Mr. Persen was employed as Director of Finance for Avnet, Inc, a distributor of electronic components and computer systems. From March 1995 until July 2002, Mr. Persen was a Senior Manager with the consultancy, Arthur D. Little, where he worked with a global portfolio of clients primarily involved with corporate level strategy development and execution. From 1990 to 1995, Mr. Persen worked for Mercer Management Consulting. Prior to 1990, Mr. Persen served as an independent financial consultant to emerging businesses. Mr. Persen holds a BA in Political Economics from The Colorado College, and an MBA from The Amos Tuck School of Business at Dartmouth College.

GARRY D. KLINE has been our Vice President, Corporate Controller and assistant secretary since April 2004. From September 1995 until April 2004, Mr. Kline served in various capacities including his current positions as Vice President of Finance, Secretary and Chief Financial Officer. From 1987 until September 1995, Mr. Kline served as CFO and Controller of EFData

Corporation. Prior to 1987, Mr. Kline served in various positions, including Vice President of Finance for Megatronics Inc., a publicly held printed circuit board manufacturer, Vice President of Operations for Vernal Lodging Associates, a hospitality management company, and General Partner of Tax and Accounting Computer Service, an accounting services company.

WALTER WOOD has been President of Xicom Technology, Inc., a wholly owned subsidiary of the Company founded by Mr. Wood in 1991, since the Company acquired Xicom Technology, Inc. in May 2005. Mr. Wood has more than 30 years experience in engineering design and management of microwave tubes and amplifiers. Prior to establishing Xicom Technology, Inc., Mr. Wood held positions in microwave design and corporate management as Division Manager of the TWT division at Varian Associates, Vice President of Engineering for TWT at Teledyne MEC, and Engineering Manager of the helix TWT division of Varian Associates. While at Varian and Teledyne, Mr. Wood’s primary area of work was in airborne ECM design and manufacturing. He designed many of the traveling wave tubes that are still used today in military programs. Mr. Wood received his B.S.E.E. from San Jose State.

BRIAN DUGGAN has been President and General Manager of our Tiernan division since January 2006. Mr. Duggan was previously the Company’s President and Chief Operating Officer from March 2000 until January 2006. Mr. Duggan had served as Vice President of Sales and Marketing since December 1998. In that capacity, Mr. Duggan handled global sales and marketing efforts for our complete equipment line, with all regional sales offices reporting directly to him. Prior to this appointment, Mr. Duggan served as Director of Worldwide Sales for ComStream Corporation. Before joining ComStream in 1995, Mr. Duggan spent eight years as Director of Marketing with Comtech Systems, Inc. He has held various positions with Plessey Electronics Systems Ltd. (UK) in engineering and sales and marketing, and with Datotek Corporation in Texas as Director of Marketing. Mr. Duggan is a graduate of Hatfield College in the United Kingdom, where he majored in engineering.

NORMAN LARSON has been Vice President and General Manager of the Radyne division since May 2005. Before joining the Company, Mr. Larson was employed by MCI Satellite Solutions Group providing sales and system development support. Prior to joining MCI, he was employed at EFData Corporation where he held positions of Vice President of Government Products, Vice President of Product Management, and Director of Satellite Products, and was responsible for managing the product life cycle for modem and RF products. Mr. Larson has 28 years experience in satellite communications product design, manufacturing, and service. Mr. Larson holds a Bachelor of Science-Technical Management degree with honors from DeVry University.

Compensation Discussion and Analysis

General Compensation Policy and Philosophy

Our policy is to provide the Company’s executive officers with compensation that is based on each executive officer’s individual performance, the financial performance of the Company, and whether such compensation is sufficiently competitive to attract and retain highly skilled individuals. Each executive officer’s annual compensation is comprised mainly of: (i) a base salary; (ii) performance bonuses; and (iii) stock-based incentives. The Company’s executive officers are not paid any perquisites.

Our Compensation Committee is responsible for setting our compensation philosophy and for monitoring its overall effectiveness.

The principal objective of our executive compensation program is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term, while accomplishing our long-term plans and goals. Our compensation philosophy is focused on the following core principles:

•

Market or Peer Company Comparison. Our Compensation Committee analyzes market compensation data giving the greatest weight to the data from our competitors. Our compensation programs must be competitive with those of our peer companies in order to retain our executive officers. As our performance exceeds that of peer companies, compensation delivered to our executives should adjust in a commensurate manner.

•	Pay for Performance. A portion of compensation is tied to an individual’s performance, both to incentivize goal-oriented performance and to reward individual contributions to our performance.

•

Alignment with Stockholder Interests. In general, achieving acceptable and expected corporate results and performance is a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to discretionary payments of variable pay and long-term incentives. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, a portion of executive compensation is comprised of stock-based incentives so that executives’ interests are further aligned with those of our stockholders.

•

Retention. Finally, we believe that our compensation program must be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. For instance, we generally enter into employment agreements with our Named Executive Officers and other senior executives, which typically contain severance and change of control arrangements. We discuss these arrangements in more detail below in this Compensation Discussion and Analysis under the heading “Elements of our Compensation Program—Severance and Change of Control Arrangements.” Our time-based option grants and restricted stock unit awards also are designed to retain our officers and other employees, while also accomplishing our other compensation goals and objectives.

Comparative Benchmarking

In establishing the Company’s current executive compensation, the Compensation Committee reviewed compilations of comparative benchmark data prepared by the Company and from other sources such as survey data published by the National Association Of Corporate Directors. These benchmarks included compensation data from the Company’s principal publicly-traded competitors, other publicly traded companies of similar size, and other publicly-traded companies based in Arizona. The data from these benchmark studies was considered in determining salary, bonus, and equity incentives awards for the year. Our compensation programs must be competitive with those of our peer companies in order to retain our senior executives. Below outlines the companies that were used and considered in developing executive compensation.

Peer Group	Arizona Companies - Revenue between 50 and 200 million	Market Capital between 200 to 300 million w/ Revenue 75 to 125 million and in sector
COMTECH TELECOMMUNICATIONS	GAMETECH INTERNATIONAL	OMNICELL INC
VIASAT	MATRIXX INITIATIVES	HERLEY INDUSTRIES, INC.
HARMONIC INC.	MEADOW VALLEY	APPLIED DIGITAL SOLUTIONS, INC.
	MOBILE MINI	DIGI INTERNATIONAL, INC.
	MOBILITY ELECTRONICS	CANDELA CORP.
	PROVIDENCE SERVICE	ZHONE TECHNOLOGIES INC.
	STAR BUFFET	AIRSPAN NETWORKS INC.
	TASER INTERNATIONAL	DITECH COMMUNICATIONS CORP
	VENTANA MEDICAL SYSTEMS	SPECTRALINK CORP
	VISTACARE	ANAREN INC
	WHITE ELECTRONIC DESIGNS	RUDOLPH TECHNOLOGIES, INC.

Elements of our Compensation Program

Our compensation plans are designed to provide a competitive total compensation package consistent with our performance in the marketplace. The compensation program for each of our executives generally includes:

•	base salaries;

•	performance bonuses;

•	stock based incentives;

•	severance and change of control arrangements for certain executive officers; and

•	other benefits plans and programs.

The Compensation Committee considers each component of executive compensation in light of total compensation. In considering adjustments to the total compensation of each Named Executive Officer, the Compensation Committee also considers the value of previous compensation, including then outstanding equity grants.

Base Salary – Except for the Chief Executive Officer, the base salary for executive officers is based upon the recommendation of the Chief Executive Officer to the Compensation Committee. The Chief Executive Officer’s base salary is based upon the recommendation of the Compensation Committee to the Board. Factors used in formulating base salary recommendations include the level of an executive’s compensation in relation to other executives in the Company with the same, more and less responsibilities, the performance of the particular executive’s business unit or department in relation to established strategic plans, he executive officer’s personal performance in helping the Company meet its goals. The Compensation Committee reviews the salary of all executive officers at least once each year and may recommend changes in line with factors listed above or as a result of general inflation.

Performance bonuses – The Company’s practice is to award cash bonuses based upon the performance of each executive officer in light of the Company’s performance objectives. The bonus may come in the form of a one time award and/or may be a part of the Company’s Management Incentive Plan (“MIP”). The MIP is designed to reward executives for the performance of the Company overall and, if appropriate, the performance for the portion of the business for which the officer is responsible compared to the 2006 Operating plan approved by the full board. The MIP is reviewed and approved by the Compensation Committee which, in turn, recommends it for approval by the independent members of the Board. The performance targets contained in the MIP are reviewed by the full Board at the beginning of the Company’s fiscal year.

For 2006, the MIP was based on the earnings before interest and taxes for the Company and the direct profit contribution of the relevant business unit except for the Chief Executive Officer, whose performance bonus is based solely upon the Company’s pre-tax earnings. In all cases, each executive officer is eligible to receive a target amount equal to approximately 30% of his or her base salary if the Company and that officer’s division achieve its targeted goals. The executive officers are eligible to receive additional amounts for performance that exceeds the goals set forth in the plan. The additional amount is based on an uncapped formula that has paid amounts as much as 15% to 50% of base salary (in addition to the 30% mentioned above). Actual MIP payments for Named Executive Officers are included as Non-Equity Incentive Plan Compensation in the Executive Compensation Summary.

The Company’s Chief Executive Officer is eligible for a specified bonus tied to whether or not the Company meets its targeted financial performance for the relevant fiscal year, as determined by the Board.

Stock-based incentives – For each executive officer, the Compensation Committee may recommend that the Board award equity compensation. Generally this compensation comes in the form of stock options vested in equal annual installments on the date of grant and each anniversary of that date over the next three years (i.e., 25% of the total grant on the date of grant and on each vesting date thereafter). During 2006, as an inducement to accept the Company’s offer of employment, the Compensation Committee awarded Mr. Wagner a grant of 10,000 shares of restricted common stock of the Company, which vested immediately on the date of grant. Upon Mr. Wagner’s appointment to the position of Chief Executive Officer, the Company granted Mr. Wagner an additional 10,000 shares of restricted common stock and, on the anniversary of Mr. Wagner’s appointment to the position of Chief Executive Officer, the Company will grant Mr. Wagner an additional 10,000 shares of restricted common stock. These shares of restricted common stock vest in two equal installments, with 5,000 shares vesting on the date of grant and 5,000 shares vesting on the anniversary of the date of grant if Mr. Wagner remains employed with the Company. Additionally, Mr. Wagner received a grant of options to acquire 75,000 shares of the Company’s common stock at an exercise price of $13.70 per share. These options will vest and be fully exercisable in three equal annual installments with one third vesting upon the date of grant and an additional one third on each anniversary of the date of grant for the next two years if Mr. Wagner remains employed with the Company. Finally, as part of his employment agreement with the Company, Mr. Wagner is eligible for a specified bonus tied to the Company meeting its targeted financial performance for the relevant fiscal year, as determined by the Company’s Board of Directors. Additional awarded equity compensation for named executive officers included: Chief Financial Officer – Malcolm Persen received a grant of options to acquire 60,000 shares of the Company’s common stock at an exercise price of $13.87 per share for 30,000 options and $12.62 per share for the remaining 30,000 options. These options will vest and be fully exercisable in three equal annual installments with one third vesting upon the date of grant and an additional one third on each anniversary of the date of grant; Chief Technical Officer – Steven Eymann – received a grant of options to acquire 10,000 shares of the Company’s common stock at an exercise price of $12.40 per share; President and General Manager of Tiernan – Brian Duggan – received a grant of options to acquire 5,000 shares of the Company’s common stock at an exercise price of $12.40 per share; and President of Xicom Technology – Walter Wood – received a grant of options to acquire 5,000 shares of the Company’s common stock at an exercise price of $12.40 per share. These options will vest and be fully exercisable in three equal annual installments with one third vesting upon the date of grant and an additional one third on each anniversary of the date of grant

The Board has concluded that grants of equity awards should not be and have not been back dated. Stock options and awards are granted with an exercise price equal to the fair market value of the Company’s common stock on the grant date. The Compensation Committee may recommend option grants to the Board at any of its meetings during the year.

During 2006, the Board adopted a Stock Ownership Policy for Directors and Officers. The Stock Ownership Policy establishes guidelines that Directors must own at least 5,000 shares of the Company’s common stock and that Executive Officers must own at least 10,000 shares of the Company’s common stock. Officers and Directors have three years from the adoption of this policy to meet its requirements. The Company’s Stock Ownership Policy is available on the Company’s website at: http://investors.radn.com.

Severance and Change in Control Arrangements – We currently have employment agreements or arrangements with Myron Wagner, Malcolm Persen, and Walter Wood of our Named Executive Officers. The following named executive officers have change of control arrangements: Chief Executive Officer – Myron Wagner, Chief Financial Officer – Malcolm Persen, Chief Technical Officer – Steven Eymann, and General Manager of Tiernan – Brian Duggan. In addition, with respect to our Named Executive Officers, our outstanding option agreements and restricted stock unit agreements generally contain provisions causing the options or restricted stock units to vest either upon a termination of employment without cause or by the employee with good reason within a 90 day period after a change of control.

We believe that our severance benefits and change of control arrangements are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer is eligible for a severance or change of control benefit, such benefit is predicated upon the Named Executive Officer being terminated “without cause” or resigning “for good reason,” as such terms are defined in their agreements.

For a description of these arrangements and provisions, see “Employment Agreements” and “Change of Control Arrangements” in this Proxy Statement.

Other Benefit Plans and Program – Executive officers are eligible to participate in benefit programs designed for all of the Company’s full-time employees. These programs include a tax qualified stock purchase plan, a 401(k) savings plan, cafeteria plan benefits, and medical, dental, disability and life insurance programs.

Tax considerations

Compliance with Internal Revenue Code Section 162(m): Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each executive officer named in this Proxy Statement. The $1 million limitation generally does not apply to compensation that is considered performance-based. Non-performance-based compensation paid to the Company’s executive officers for the 2006 fiscal year did not exceed the $1 million limit per employee. The Company believes that its compensation policy satisfies section 162(m). As a result, the Company believes that the compensation paid under this policy is not subject to limits of deductibility. However, there can be no assurance that the Internal Revenue Service would reach the same conclusion. Moreover, the Company has change in control arrangements with four of its executive officers, including its Chief Executive Officer. The Company will not be entitled to a deduction with respect to payments that are contingent upon a change in control if such payments are deemed to constitute “excess parachute payments” pursuant to Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax. However, the agreements provide for a gross up of severance payments equal to the amount of any excise tax incurred by the officers.

Compensation Committee Report on Executive Compensation2

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis in the Company’s 2007 Proxy Statement. The Compensation Committee, based on the review and discussions with management, has recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the 2007 Proxy Statement.

The Compensation Committee is comprised of the following individuals, each of whom is an independent member as defined by SEC regulations and NASDAQ Rule 4200(a)(15):

Dr. C.J. Waylan, Chairman

Dennis Elliott

Dr. James J. Spilker Jr.

[2]

Pursuant to Item 407(e)(5) of Regulation S-K promulgated by the SEC, this “Compensation Committee Report” shall not be deemed to be filed with the SEC for purposes of the Exchange Act, nor shall such report be deemed to be incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act unless the intention to do so is expressly indicated.

Compensation Committee Interlocks and Insider Participation

There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of our executive officers.

Executive Compensation Summary

The following table sets forth the total compensation paid or accrued for our Chief Executive Officers, our Chief Financial Officer, and our three other most highly paid executive officers during 2006. These officers are collectively referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total Compensation ($)
Myron Wagner	2006	$280,192	$160,000	$259,200	$748,568	$132,992	$—	$11,424	$1,592,376
Chief Executive Officer(6)
Robert C. Fitting	2006	$317,607	$187,487	$—	$74,906	$539,397	$—	$98,050	$1,217,447
Former—Chief Executive Officer(7)
Malcolm C. Persen	2006	$215,384	$—	$—	$560,823	$103,288	$—	$16,238	$895,733
Chief Financial Officer
Steven W. Eymann	2006	$224,045	$39,167	$—	$84,370	$103,288	$—	$18,391	469,261
Chief Technical Officer
Brian Duggan	2006	$270,000	$—	$—	$42,185	$—	$—	$12,120	$324,305
President and General Manager —Tiernan
Walter Wood	2006	$238,168	$—		$42,185	$188,723	$—	$20,749	$489,825
President and General Manager —Xicom Technology, Inc.

(1)	Mr. Wagner was granted a signing bonus in the amount of $160,000 by the Board pursuant to the terms of his employment agreement. Mr. Fitting received a bonus of $100,962 pursuant to the terms of his employment agreement and $86,525 as a retirement bonus. Mr. Eymann received a bonus of $39,167 as a result of a 1996 agreement relating to the exercise of Incentive Stock Options that were granted with bonus features.
(2)	Amounts in this column represent the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2006 with respect to awards of restricted stock units (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). Grant date fair value is the closing price on date of grant for stock awards. We describe these restricted stock unit awards in column (i) in the Grants of Plan-Based Awards table.
(3)	Amounts in this column represent the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2006 with respect to awards of options (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). The amount described includes the fiscal year compensation cost for awards made in 2006 and in prior years, using the FAS 123R modified prospective transition method. We describe the assumptions made in this valuation in the Form 10-K for the year ended December 31, 2006. We describe these options in the Grants of Plan-Based Awards Table. The stock options awarded to Mr. Fitting were related to his service as a Director after his retirement as CEO in August.
(4)	The amount in this column consists of earnings by each Named Executive Officer under our cash incentive programs in 2006. We describe these programs and the targets for and payments made to each such officer in more detail under the heading “Elements of Our Compensation Program – Performance bonuses” in the Compensation Discussion and Analysis.
(5)	These amounts include matching 401(k) contributions, cafeteria plan benefits, employee stock purchase plan statutory purchase price discounts, and unused personnel/sick time payout. Amounts paid include the following: Mr. Wagner—$2,000 for 401(k) contributions, and $9,424 for cafeteria plan benefits; Mr. Persen—$2,000 for 401(k) contributions, $11,920 for cafeteria plan benefits, and $2,318 for employee stock purchase plan statutory purchase price discounts; Mr. Eymann—$2,000 for 401(k) contributions, $11,972 for cafeteria plan benefits, $790 for employee stock purchase plan statutory purchase price discounts, and $3,629 for unused personnel/sick time payout; Mr. Duggan—$2,000 for 401(k) contributions, $9,230 for cafeteria plan benefits, and $890 for unused personnel/sick time payout ; Mr. Wood—$9,527 for 401(k) contributions, $8,376 for cafeteria plan benefits, $2,846 for employee stock purchase plan statutory purchase price discounts. For Mr. Fitting, All Other Compensation includes the following: $2,000 for 401(k) contributions, $9,954 for cafeteria plan benefits, $2,846 for employee stock purchase plan statutory purchase price discounts, $68,000 for consulting fee paid by the Company to Mr. Fitting, and $15,250 for his Directors fees incurred.
(6)	Mr. Wagner became the Company’s Chief Executive Officer effective on August 31, 2006.
(7)	Mr. Fitting resigned as the Company’s Chief Executive Officer effective on August 31, 2006.

Option Grants in Last Fiscal Year

The following table sets forth information concerning grants of stock options to the Named Executive Officers during the year ended December 31, 2006.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	5%($)	10%($)
Myron Wagner	75,000	19.0%	$13.70	1/30/2016	$646,189	$1,637,570
Malcolm C. Persen	30,000	7.5%	$13.87	3/14/2016	$261,683	$663,156
Malcolm C. Persen	30,000	7.5%	$12.62	6/7/2016	$238,100	$603,391
Steven W. Eymann	10,000	2.5%	$12.40	9/21/2016	$77,983	$197,624
Brian Duggan	5,000	1.3%	$12.40	9/21/2016	$38,991	$98,812
Walter Wood	5,000	1.3%	$12.40	9/21/2016	$38,991	$98,812

No options were granted at a below market price in 2006, and we do not have a stock appreciation rights program.

(1)	These rates of appreciation have been provided for illustrative purposes only. Such rates do not represent expected or forecasted appreciation.

Outstanding Equity Awards at Fiscal 2006 Year End

The following table sets forth information concerning option holdings for fiscal year 2006 with respect to the Named Executive Officers. As of December 31, 2006, there were 326,318 shares acquired pursuant to exercises of options by Named Executive Officers in fiscal year 2006. The Company issued 20,000 stock awards to Mr. Wagner that vested immediately in 2006. The Company did not have any other stock awards granted or unexercised during 2006.

Name	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Myron Wagner	25,000	50,000	—	$13.70	01/30/16
Robert C. Fitting	100,000	—	—	$14.63	06/29/10
	108,964	—	—	$5.21	10/16/13
	50,000	—	—	$7.05	11/01/14
	10,000	—	—	$12.40	09/21/16

subtotal	268,964	—	—
Malcolm C. Persen	74,502	—	—	$9.12	05/13/14
	10,000	—	—	$11.24	08/23/15
	7,500	22,500	—	$13.87	03/14/16
	7,500	22,500	—	$12.62	06/07/16

subtotal	99,502	45,000	—
Steven W. Eymann	15,000	—	—	$2.50	02/05/08
	15,000	—	—	$3.13	10/15/08
	81,290	—	—	$14.63	06/29/10
	20,400	—	—	$6.50	10/06/10
	7,500	—	—	$7.41	02/16/11
	20,000	—	—	$7.10	05/24/11
	27,300	—	—	$6.00	12/18/11
	25,000	—	—	$4.25	05/22/12
	60,000	—	—	$5.21	10/16/13
	20,000	—	—	$6.59	08/18/14
	10,000	—	—	$11.24	08/23/15
	2,500	7,500	—	$12.40	09/21/16

subtotal	303,990	7,500	—
Brian Duggan	37,500	—	—	$3.75	03/02/09
	15,000	—	—	$14.00	02/15/10
	81,290	—	—	$14.63	06/29/10
	24,100	—	—	$6.50	10/06/10
	40,000	—	—	$7.10	05/24/11
	8,600	—	—	$6.00	12/18/11
	40,000	—	—	$4.25	05/22/12
	60,000	—	—	$5.21	10/16/13
	1,250	3,750	—	$12.40	09/21/16

subtotal	307,740	3,750	—
Walter Wood	1,250	3,750	—	$12.40	09/21/16

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises and stock vested to the Named Executive Officers during the year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Myron Wagner	—	$—	20,000	259,200
Robert C. Fitting	172,237	$1,574,241	—	$—
Malcolm C. Persen	5,000	$39,550	—	$—
Steven W. Eymann	22,785	$252,612	—	$—
Brian Duggan	—	$—	—	$—
Walter Wood	—	$—	—	$—

(1)	If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share exercise price of the option and the per share sales price upon sale, multiplied by the number of shares for which the option was exercised. If the employee executed an exercise and hold transaction, the value realized equals the difference between the per share exercise price of the option and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares for which the option was exercised.

Employment Agreements

In 2006, the Board approved, upon recommendation and approval of the Compensation Committee, an employment agreement with Mr. Wagner, the Company’s Chief Executive Officer, which expires on January 30, 2009. The agreement provides for an annual base salary of $350,000, a $160,000 signing bonus, an annual performance-based bonus, plus stock options and other benefits. Please see “Compensation Discussion and Analysis” for a detailed description of the benefits that Mr. Wagner is eligible to receive.

If Mr. Wagner voluntarily terminates his employment for “good reason,” or Mr. Wagner is terminated without “cause,” then we would be required to (i) pay his salary for one year following termination; (ii) pay any bonus due Mr. Wagner for the year of termination subject to his compliance with the agreement; (iii) reimburse Mr. Wagner for COBRA premiums for the period that the Company is required to offer COBRA coverage as a matter of law; and (iv) accelerate any unvested options granted during the term of the agreement.

If Mr. Wagner is terminated as a result of his death or disability, then we will be obligated to (i) pay his then current salary through the date of termination; (ii) pay a pro rated amount of his bonus for the year; (iii) reimburse his COBRA premiums for the period we are required to offer COBRA coverage as a matter of law; (iv) pay his salary for a period of one year after the event, and, upon the one year anniversary of the event, a lump sum equal to his final annual salary, in each case less any payments made under Company-paid insurance policies; and (v) accelerate any unvested options granted during the term of this agreement.

If Mr. Wagner resigns without good reason, or if Mr. Wagner is terminated for cause, we would be obligated to pay Mr. Wagner his base salary through the date of termination but no bonus would be payable. Any unexercised options would terminate as provided in the applicable plan or agreement.

In 2005, the Board approved, upon recommendation and approval of the Compensation Committee, an employment agreement with Mr. Persen, the Company’s Chief Financial Officer, Vice President of Finance and Secretary, which expires on March 14, 2008. The agreement provides for an annual base salary of $210,000, an annual performance-based bonus, and other benefits. Please see “Compensation Discussion and Analysis” for a detailed description of the benefits that Mr. Persen is eligible to receive.

If Mr. Persen voluntarily terminates his employment for “good reason,” or Mr. Persen is terminated without “cause,” then we would be required to (i) pay Mr. Persen’s salary for two years following termination; (ii) pay any bonus due Mr. Persen for the year of termination subject to Mr. Persen’s compliance with the agreement; (iii) reimburse Mr. Persen for COBRA premiums for the period we are required to offer COBRA coverage as a matter of law; and (iv) accelerate any unvested options granted during the term of the agreement.

If Mr. Persen’s employment is terminated as a result of his death or disability, then we will be obligated to (i) pay his then current salary through the date of termination; (ii) pay a pro rated amount of his bonus for the year; (iii) reimburse his COBRA premiums for the period that the Company is required to offer COBRA coverage as a matter of law; and (iv) accelerate any unvested options granted during the term of the agreement.

If Mr. Persen resigns without good reason, or if Mr. Persen is terminated for cause, then we will be obligated to pay his base salary through the date of termination, but no bonus will be payable. Any unexercised options would terminate as provided in the applicable plan or agreement.

In 2005, in connection with the Company’s acquisition of Xicom Technology, Inc., the Company entered into an employment agreement with Mr. Wood, the President and General Manager of Xicom Technology, Inc., which expires on May 27, 2007. The agreement provides for an annual base salary of $222,000 (which may be adjusted, but not lowered without Mr. Wood’s consent), an annual performance-based bonus, and other benefits. Please see “Compensation Discussion and Analysis” for a detailed description of the benefits that Mr. Wood is eligible to receive.

If Mr. Wood voluntarily terminates his employment for “good reason,” or if Mr. Wood is terminated without “cause,” than we will be obligated to (i) pay Mr. Wood salary for one year following termination; (ii) pay any bonus due Mr. Wood for the year of termination, based on the number of days of service within the year; and (iii) reimburse Mr. Wood for COBRA premiums for one year.

If Mr. Wood’s employment is terminated as a result of his death or disability, then we will be obligated to (i) pay his then current salary through the date of termination; (ii) pay a pro rated amount of his bonus for the year; and (iii) reimburse his COBRA premiums for the period that the Company is required to offer COBRA coverage as a matter of law.

If Mr. Wood resigns without good reason, or if Mr. Wood is terminated for cause, than we will be obligated to pay his base salary through the date of termination, but no bonus will be payable.

The Company and Mr. Wood have also entered into a non-disclosure and non-compete agreement. This agreement restricts Mr. Wood from soliciting employees of the Company or from otherwise materially interfering with the business relationship of the Company and competing with us or our subsidiaries until May 27, 2008.

Change of Control Arrangements

We have entered into Change-in-Control Arrangement with Messrs. Wagner, Duggan, Eymann and Persen. Generally, a change in control occurs for purposes of these agreements upon the occurrence of the following:

•

any merger in which the Company is not the surviving entity other than a merger in which our stockholders, immediately prior to the merger, have the same proportionate ownership of beneficial interest immediately after the merger; or

•	any transfer of more than 50% of our assets, other than pursuant to a sale-leaseback, structured finance or other form of financing transaction; or

•	the stockholders’ approval of any plan or proposal for liquidation or dissolution of the Company;

•	any person or entity, other than a current stockholder or affiliate, becomes the beneficial owner of 50% or more of our outstanding capital stock; or

•	a change in control of our Board during any two-year period, excluding any new Director approved by a vote of at least two-thirds of the Directors who were Directors at the beginning of the period.

If any of these events occurs, the agreements for Messrs. Duggan and Eymann provide for:

•	immediate vesting of all outstanding but unvested stock options;

•

severance compensation equal to 200% of the officers’ respective then current base salary if the officer is terminated without cause, or resigns for good reason, within the first year of a change in control of the Company, and 100% of their base salary if such a termination occurs within the second year of the change in control event; and

•	COBRA health benefits for a period of eighteen months from the date of any termination after a change in control event.

If any of these events occurs, the agreement for Mr. Persen provides for:

•	immediate vesting of all outstanding but unvested stock options;

•	severance compensation equal to 200% of Mr. Persen’s then current base salary if he is terminated without cause, or resigns for good reason, within two years of the change in control event; and

•	COBRA health benefits for a period of eighteen months from the date of any termination after a change in control event.

If any of these events occurs and he is terminated, the agreement for Mr. Wagner provides for:

•	immediate vesting of all outstanding but unvested stock options;

•	severance compensation equal to 200% of Mr. Wagner’s then current base salary immediately upon a change in control the Company; and

•	COBRA health benefits for a period of eighteen months from the date of any termination after a change in control event.

The agreements require us to establish a trust account upon a change in control event and deposit funds sufficient to satisfy our obligations to Messrs. Duggan, Eymann and Persen as outlined above.

Finally, the agreements also contain a non-compete provision restricting Messrs. Wagner, Duggan, Eymann, Persen, and Wood from competing with us, or our subsidiaries, for a period of one year from any separation from the Company.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee, pursuant to authority granted to it by the Board, has selected KPMG LLP, certified public accountants, as independent auditors to examine the annual consolidated financial statements of the Company and its subsidiaries for fiscal year 2006.

We have summarized the fees and expenses paid or payable to KPMG LLP relating to the audit of the 2006 consolidated financial statements and the fees for other professional services billed in 2006:

	2006	2005
	(in thousands)
Audit Fees	$1,046	$825
Audit-Related Fees	$—	$429
Tax Fees	$—	$—
All Other Fees	$—	$—

Audit Fees include the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit–Related Fees include the aggregate fees billed in each of the last two fiscal years for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the above paragraph. Audit-Related services during 2005 included due diligence relating to the acquisition of Xicom Technology, Inc and the three year financial statement audit for the years 2002, 2003, and 2004.

Tax Fees include the aggregate fees billed in each of the last two fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning. There were no tax related services performed in fiscal year 2006.

All Other Fees include the aggregate fees billed in each of the last two fiscal years for products and services provided, other than the services reported in the preceding three paragraphs.

Representatives of KPMG LLP will attend the annual meeting. They will have an opportunity to make a statement to those in attendance and will be available to answer appropriate questions.

The Audit Committee has reviewed the fees paid to KPMG LLP and has considered whether the fees paid for non-audit services are compatible with maintaining KPMG LLP’s independence. The Audit Committee has also adopted policies and procedures to approve audit and non-audit services provided by KPMG LLP in accordance with the Sarbanes-Oxley Act and rules of the SEC promulgated thereunder. These policies and procedures involve a detailed annual pre-approval by the Audit Committee of the types of services to be provided by our independent auditor and fee limits for each type of service on both a per engagement and aggregate level. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit Committee for further pre-approval. The Audit Committee may additionally ratify certain de minimus services provided by the independent auditor without prior Audit Committee approval, as permitted by the Sarbanes-Oxley Act and rules of the SEC promulgated thereunder. We will disclose all such approvals by the Audit Committee, as applicable, in upcoming years.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

RADYNE CORPORATION

/s/ MALCOLM C. PERSEN
Malcolm C. Persen
Corporate Secretary

April 24, 2007

RADYNE CORPORATION

Annual Meeting of Stockholders — May 30, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Myron Wagner and Malcolm Persen, and each of them, proxies, with full power of substitution, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of Radyne Corporation which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at the offices of the Company at 3138 East Elwood Street, Phoenix, Arizona, 85034 on May 30, 2007 at 2:00 p.m. local time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1.     Election of Directors

[ ] FOR ALL	[ ] WITHHOLD ALL	[ ] FOR ALL EXCEPT

01) Dr. C.J. Waylan 02) Dennis W. Elliott 03) Robert C. Fitting 04) William C. Keiper 05) Yip Loi Lee

06) Dr. James J. Spilker, Jr. 07) Myron Wagner

To withhold authority to vote, mark “For All Except” and write the nominee’s name from the above list below.

Name(s) to withhold:

2. To Approve the 2007 Stock Incentive Plan

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before this meeting.

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE FOR ALL NOMINATED DIRECTORS AND TO APPROVE PROPOSAL NO. 2  AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.

Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If more than one trustee, all should sign. If shares are held jointly, both owners must sign.

__________, 2007
Signature	Date

__________, 2007
Signature (Joint Owners)	Date